EXHIBIT 99.1
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                                                           FOR IMMEDIATE RELEASE
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                              MCNULTY APPOINTED TO
                 CARNIVAL CORPORATION & PLC BOARDS OF DIRECTORS
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         MIAMI (06/26/03) - Carnival Corporation & plc (NYSE/LSE: CCL; NYSE:
CUK) announced today that John McNulty, a former Goldman Sachs & Co. executive, has been appointed to its boards of directors.

         McNulty will serve in a non-executive capacity on Carnival Corporation & Carnival plc's 14-member boards, effective immediately.

         McNulty, a former member of Goldman Sachs' management committee, retired in July 2001 after a 22-year career and was then named a senior director with the firm.

         During his career at Goldman Sachs, McNulty held a number of senior positions, including head of its investment management division. Under his leadership, Goldman Sachs built its global investment management business significantly with assets under management increasing from $50 billion to more than $300 billion.

         McNulty currently serves on the board of directors of Allied World Assurance Holdings, Ltd.

         "John McNulty is a highly respected and qualified individual and his appointment further strengthens the boards of Carnival Corporation & plc and underlines our commitment to both our US and UK shareholders. We look forward to his valuable input and guidance in the operation of our dual listed company," said Micky Arison, Carnival Corporation & plc chairman and CEO.

         Carnival Corporation & plc is the largest cruise vacation group in the world, with a portfolio of 13 cruise brands in North America, Europe and Australia, comprised of Carnival Cruise Lines, Princess Cruises, Holland America Line, Costa Cruises, P&O Cruises, Cunard Line, Windstar Cruises, Seabourn Cruise Line, Ocean Village, Swan Hellenic, AIDA, A'ROSA, and P&O Cruises Australia.

         Together, these brands operate 68 ships totaling more than 105,800 lower berths with 15 new ships scheduled for delivery between now and mid-2006. Carnival Corporation & plc also operates three riverboats on Europe's Danube River and the


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leading tour companies in Alaska and the Canadian Yukon, Holland America Tours
and Princess Tours. Traded on both the New York and London Stock Exchanges, Carnival Corporation & plc is the only group in the world to be included in both the S&P 500 and the FTSE 100 indices.

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MEDIA CONTACTS:                             INVESTOR RELATIONS CONTACTS:

US                                          US/UK
Carnival Corporation & plc                  Carnival Corporation & plc
Tim Gallagher                               Beth Roberts
305 599 2600, ext. 16000                    305 406 4832
                                            44 (0) 79 5643 6104

UK                                          UK
Brunswick Group                             Bronwen Griffiths
Sophie Fitton                               44 (0) 23 8052 5231
44 (0) 20 7404 5959